Exhibit 10.6

[LETTERHEAD]

[DATE]

[OFFICER NAME]

[OFFICER ADDRESS]

Dear [OFFICER NAME],

The Compensation Committee of the Board of Directors of Samson Resources Corporation (the “Company”) has authorized the Company to issue to you, subject to the conditions provided for herein, a “Special Bonus” in an amount equal to 100% of your 2014 target bonus, on the condition that (i) the grant to you of the Special Bonus is a special one-time event that shall not be factored into, or set a precedent for, any bonus to be set, funded or paid in 2015 or thereafter and (ii) the Special Bonus will not apply for purposes of severance under any plan, program, policy, arrangement or agreement. Accordingly, in order to receive the Special Bonus, which bonus is payable in January 2015, subject to your continued employment through and including the payment date (except as otherwise expressly provided in any retention letter agreement with the Company), you must acknowledge in writing, by signing below, that you understand and agree that (i) the grant to you of the Special Bonus is a special one-time event that shall not be factored into, or set a precedent for, any bonus to be set, funded or paid in 2015 or thereafter and (ii) the Special Bonus will not apply for purposes of severance under any plan, program, policy, arrangement or agreement.

If you accept the terms and conditions above, please sign and date below in the space provided.

Sincerely,

Randy L. Limbacher Chief Executive Officer Samson Resources Corporation

Accepted and agreed to by:
	[OFFICER NAME]	Date